                                                         Exhibit 11
                            Statement Re: Computation of Per Share Earnings (Loss)

                                         Three Months Ended          Three Months Ended
                                           March 31, 1996               March 31, 1995
                                     -------------------------  ---------------------------
                                                      Fully                       Fully
                                        Primary      Diluted       Primary       Diluted
                                     -----------  ------------  ------------- -------------


Weighted Average Shares Outstanding  10,069,584    10,069,584      8,277,006     8,277,006

Common Stock Equivalents:
           Options                      638,394       965,120         (1)           (1)
           Warrants                      37,876        88,354         (1)           (1)
                                    ------------  ------------  ------------- -------------

                                     10,745,854    11,123,058      8,277,006     8,277,006
                                    ============  ============  ============= =============

Net Income (loss) Applicable to
           Common Stock             $   275,104   $   275,104   $ (3,190,780) $ (3,190,780)
                                    ============  ============  ============= =============


Per Share Earnings (Loss)           $      0.03   $      0.02   $      (0.39) $      (0.39)
                                    ============  ============  ============= =============

- - ----------------------
(1)  anti-dilutive
